Exhibit 99.1

Nasdaq Grants Wave Extension until February to Comply with Market Value Rule; Wave to be Transferred to Nasdaq Capital Market

Lee, MA–December 9, 2008 – Wave Systems Corp. (NASDAQ: WAVX) announced today that it received notification from the Nasdaq Hearings Panel that shares of the company’s common stock will be transferred from the NASDAQ Global Market to the NASDAQ Capital Market, effective with the opening of trading tomorrow, Wednesday, December 10, 2008.  Wave’s common stock will continue to trade under the ticker symbol “WAVX.”

As previously announced, the company has not been in compliance with the Market Value Rule requiring a minimum $50 million market value of listed securities for continued inclusion on the NASDAQ Global Market. If the company cannot demonstrate compliance with all of the required continued listing requirements of the NASDAQ Capital Market, including the $35 million market value of listed securities requirement by February 17, 2009, Wave’s shares of common stock will be subject to delisting.

Wave is not required to meet the $1.00 minimum bid price requirement of the NASDAQ Capital Market by February 17, 2009. As previously reported, the company has not been in compliance with the marketplace rule requiring a bid price of the company’s common stock to be at a minimum of $1.00. In accordance with the NASDAQ Marketplace rules, Wave had been provided 180 days, or until February 9, 2009, to regain compliance with the Bid Price Rule. On October 16, 2008, the NASDAQ Stock Market suspended enforcement of the Bid Price Rule and the running of related compliance periods until January 19, 2009.  Accordingly, the remainder of the Initial Compliance Period begins to run again on January 19, 2009 and ends on May 15, 2009. If Wave gains compliance with the Market Value Rule by February 17, 2009, but then does not regain compliance with the Bid Price Rule by the end of the extended compliance period, the company may be subject to delisting or may be entitled to another 180 day period if Wave meets all of the other initial listing requirements of the NASDAQ Capital Market at the end of the Extended Compliance Period.

Wave plans to exercise diligent efforts to maintain the listing of its common stock on The Nasdaq Capital Market, but there is no assurance that it will be successful in doing so.

Safe Harbor for Forward Looking Statements

Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

For more information please contact:

Company:
Wave Systems Corp.
Gerard Feeney
413-243-1600
jfeeney@wavesys.com